Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 22, 2022, relating to the financial statements and financial highlights of Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income Fund Inc. appearing in the Annual Report on Form N-CSR for the year ended December 31, 2021, and to the references to us under the headings “Financial Highlights”, “Financial Statements”, and “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

May 24, 2022